Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SatCon Technology Corporation.:

We hereby consent to the use in this Amendment No. 3 to Form S-3 Registration Statement on Form S-1 (No. 333-121868) of Mechanical Technology Incorporated, of our report dated December 20, 2002, with respect to the consolidated balance sheet of SatCon Technology Corporation and its Subsidiaries as of September 30, 2002, and the related consolidated statements of operations, changes in stockholders' equity, and comprehensive loss and cash flows for the year then ended, which appear in such Registration Statement.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

March 21, 2005